UNITED STATES

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SCHEDULE 14A

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ValueVision Media, Inc.

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On June 10, 2014, ValueVision Media, Inc. (the “Company”) issued a press release containing a letter to the Company’s shareholders urging them to vote for the Company’s director nominees at the Company’s 2014 Annual Meeting of Shareholders. The letter is being mailed to the Company’s shareholders. A copy of the press release is filed herewith.

For Immediate Release

VALUEVISION URGES SHAREHOLDERS TO VOTE THE WHITE PROXY CARD TO

PROTECT THEIR INVESTMENT AND ELECT VALUEVISION’S EIGHT HIGHLY

QUALIFIED AND EXPERIENCED NOMINEES

Vote the WHITE Proxy Card Now — Only Days Remain

MINNEAPOLIS, MN – June 10, 2014 – ValueVision Media, Inc. (NASDAQ: VVTV) (“ValueVision”), a multichannel electronic retailer via TV, Internet and mobile operating as ShopHQ, today mailed a letter to its shareholders urging them to protect their investment by voting FOR ValueVision’s eight highly qualified and experienced nominees on the WHITE proxy card. ValueVision’s 2014 Annual Meeting of Shareholders is scheduled for Wednesday, June 18, 2014.

The full text of the letter from Randy Ronning, Chairman of the Board, is below:

June 10, 2014

Dear Fellow ValueVision Shareholder:

ValueVision’s Annual Shareholder Meeting is fast approaching and your vote is extremely important. Your Board of Directors is focused on driving value for all shareholders and continuing to position ValueVision for long-term, sustained growth.

REQUESTED ACTION: The choice is clear. Your Board urges you to vote the enclosed WHITE proxy card “FOR” ValueVision’s eight highly qualified and experienced nominees: Jill Botway, John Buck, William Evans, Landel Hobbs, Sean Orr, Lowell Robinson, Randy Ronning and Keith Stewart.

When casting your vote, we ask that you strongly consider the following points:

•	Your Board and management team, taken together, are the second largest shareholder of ValueVision, and their interests are closely aligned with your own;

•	ValueVision has a proven track record of returning the Company to growth and success, the right strategy to continue driving shareholder value, and a team of over 1,000 employees and hosts who are passionate about the Company and the 1.4 million customers they serve; and

•	Although the Clinton Group (“Clinton”) beneficially owns only 4.1% of ValueVision’s shares, Clinton has put forth a slate of nominees that would control your Board and your company. Shareholders should consider that ValueVision’s Board and management team are responsible for executing the extensive turnaround that has, in our view, positioned the Company to deliver strong value and shareholder returns.

We urge you to reject Clinton and its nominees:

•	Do not allow Clinton and its nominees to risk derailing the significant progress we have made over the past five years;

•	Do not risk losing the share price upside that all of the independent research analysts agree your Board and management team have positioned the Company to deliver; and

•	Do not turn over the leadership of your company to the nominees of a 4.1% shareholder who has reduced its beneficial ownership by almost 40% over the course of its campaign.

LIKE YOU, VALUEVISION’S BOARD AND MANAGEMENT TEAM ARE HEAVILY

INVESTED IN VALUEVISION’S SUCCESS

The interests of the Board and management team are closely aligned with shareholders’ interests. Collectively, your Board and management team are the second largest shareholder of ValueVision, with an ownership of 12.6% of the Company’s outstanding common stock. Specifically:

•	ValueVision’s Chief Executive Officer, Keith Stewart, personally beneficially owns 5.3% of the Company’s common stock. Mr. Stewart purchased approximately 1.6 million of these shares in the open market with his personal funds; and

•	ValueVision’s other directors and officers beneficially own 7.3% of the Company’s common stock.

When your Board appointed Keith Stewart as CEO in January 2009, ValueVision was on the brink of bankruptcy. Mr. Stewart’s initial mandate as CEO was to form a new vision for the Company and to lead the turnaround of ValueVision. Since Mr. Stewart’s appointment as CEO, ValueVision’s share price has increased by 848%. In addition, ValueVision’s share price has increased 169% since August 2012, when Mr. Stewart announced that the Company had returned to growth.

The ValueVision Board and management team, with their collective 12.6% ownership position, are strongly incentivized to continue executing on ValueVision’s winning strategy to drive further shareholder value creation.

In contrast, despite a sustained campaign to give its nominees control of ValueVision’s Board, Clinton has dramatically decreased its holdings in ValueVision shares. Clinton has reduced its beneficial ownership by an average of more than 550,000 shares in each of the last two quarters and, since peak ownership in late 2013, has reduced its beneficial ownership by almost 40%, from approximately 6.5% to approximately 4.1%. In light of this significant reduction in beneficial ownership over a short period, we believe shareholders should consider whether Clinton’s interests are aligned with those of other long-term shareholders.

VALUEVISION HAS A PROVEN TRACK RECORD OF SUCCESS ALONG WITH THE

RIGHT STRATEGY AND TEAM TO SUBSTANTIALLY GROW SHAREHOLDER VALUE

An engaged and growing customer base of over 1.4 million shoppers – an increase of approximately 22% year-over-year – is a part of ValueVision’s foundation for long-term, sustainable growth. ValueVision’s management team, working closely with the Board, has implemented meaningful changes over the past five years that are yielding results and that we believe will deliver great value in the future. Specifically, we have focused on four key growth strategies:

1.	Broaden and diversify our compelling mix of merchandising to attract customers and drive repeat purchases;

2.	Expand and enhance our TV distribution platform to reach more potential viewers and to convert a greater number into active customers;

3.	Be a “Watch & Shop” anytime, anywhere experience, with multiple customer touch-points, including online and mobile; and

4.	Optimize our customer experience across the business to support the growth and maintenance of an expanding customer base.

ValueVision shareholders have benefited from our efforts, including the transformation of a consistently (and substantially) cash-flow-negative business into a growing enterprise with eight quarters of consecutive increases in sales and positive Adjusted EBTIDA. Through our successful implementation of the Company’s strategy, ValueVision’s Board and management team have:

•	Grown the customer base to over 1.4 million today vs. 754,000 in 2008;

•	Launched the ShopHQ multichannel shopping destination brand;

•	Reduced the average selling price by 54% since 2008 to reach a broader customer demographic;

•	Developed secure and convenient Internet and mobile access, leading the industry in Internet sales penetration;

•	Dramatically improved the customer experience, service and satisfaction levels, as evidenced by a 54 NPS rating in 2013 vs. 36 NPS in 2011;

•	Streamlined companywide operations by reducing return rates to 22% in 2013 from 31% in 2008, reducing transaction costs per unit by 49% since 2008 and reducing TV distribution cost per household by 38% since 2008;

•	Improved the quality and reach of the Company’s TV distribution footprint while significantly reducing its cost, delivering annual rate savings of $55 million; and

•	Enhanced the strength and flexibility of ValueVision’s balance sheet by repaying $53 million in preferred stock obligations, replacing high-interest debt obligations with a $75 million, cost effective credit facility with PNC bank, resulting in lower interest expense and stronger balance sheet condition.

These successful initiatives confirm, in our view, that we have the right Board – with its deep experience and significant skills in areas critical to our business – to continue to oversee the development and implementation of the Company’s strategy. In addition, ValueVision’s management team, headed by Mr. Stewart, is made up of world-class leadership with extensive, relevant industry experience. We believe we have the right team in place to continue executing our strategy and create even greater shareholder value.

CLINTON’S TRACK RECORD IN A NUMBER OF ITS RETAIL AND ECOMMERCE

INITIATIVES, ALONG WITH RECENT COMMERCIAL FAILURES AT CERTAIN

COMPANIES WHERE ITS NOMINEES HAVE SERVED AS STEWARDS, THREATENS

SHAREHOLDER VALUE

In contrast to the performance of your Board and management team, we believe the recent track record of Clinton and three of its nominees in retail and eCommerce should raise serious questions and concerns for shareholders.

In campaigns where Clinton attempted to obtain or obtained a board seat, the target’s median total shareholder return underperformed the Russell 2000 by 6.8% after 500 or fewer trading days post activist campaign announcement. In campaigns where Clinton was successful in gaining a board seat, the target’s median total shareholder return was even worse, underperforming the Russell 2000 by 13.2% after 500 or fewer trading days post activist campaign announcement.1

Clinton Group’s poor performance at retailers such as The Wet Seal, Inc. (“Wet Seal”) demonstrates a severe lack of understanding of the basics of retail strategy, in our view. As noted by a Wet Seal analyst:

[1]	Data calculated as of May 27, 2014.

“Noted activist investor, Clinton Group, accumulated a 7% position in WTSL and began agitating for change in spring 2012…We believe the proxy battle distracted management from running the business resulting in comps accelerating to the downside.” – Jeremy Hamblin & Peter Mahon, Dougherty & Company, August 12, 2013

In reality, following the appointment of Clinton’s nominees to the Wet Seal Board, the Company’s stock price declined by 72%, as of June 9, 2014, resulting in $206 million in shareholder value destruction. Are you willing to risk the same at your company, and to your investment?

Clinton has compared ValueVision to “other eCommerce companies” and says it has a multi-platform “retail theater” strategy in mind as the secret ingredient of superior value creation. ValueVision shareholders, however, should know that three of Clinton’s nominees, Thomas Beers, Fred Siegel and Mark Bozek, appear to have a lackluster recent track record in eCommerce retail and their production of “retail theater” appears to have never made it to the stage.

In 2012, Mr. Bozek announced the launch of eVine, after raising money from investors and enlisting fellow Clinton nominees, Thomas Beers and Fred Siegel, among others, as advisors. Two years later eVine, described in the media as a “web-only shopping platform”2 has a website that does not appear to sell anything.

Shareholders should ask themselves: Is a vote for the Clinton nominees a vote for experimenting with the same strategy at ValueVision, only using your money? If Clinton succeeds in getting its nominees elected, they will have the ability to use your company, at your expense, as a testing ground to see if they can get it right.

THIS TRACK RECORD IN RETAIL AND ECOMMERCE MAY BE THE REASON

CLINTON CONTINUES TO MAKE INACCURATE STATEMENTS TO SHAREHOLDERS

ABOUT VALUEVISION

•	In Our View, Clinton Continues to Misunderstand or Misrepresent ValueVision’s Programming and Merchandising Strategy and Has Failed to Offer New or Unique Merchandising Ideas

THE FACTS: ValueVision continues to broaden its product mix from the Jewelry & Watch category toward other product areas that appeal to a larger consumer base, including Fashion & Accessories, Beauty, Health & Fitness, and Home & Consumer Electronics. Since 2008, we have invested in our core and emerging product categories while shifting the merchandise mix of Jewelry & Watch from 56% of total sales to 43% of total sales in 2013. At the same time, we have invested in our emerging categories of Fashion & Accessories, Beauty, Health & Fitness, and Home & Consumer Electronics, which typically attract more new customers and increase purchase frequency. We have always been open to new ideas and value-creating strategies and we now offer greater product diversity and a broader assortment to our customers than at any other time in the Company’s history.

[2]	techcrunch.com, May 7, 2012, Evine: Former HSN CEO Takes On The Bigs, Launches Interactive Shopping Platform For Women

•	Clinton Continues to Make Inaccurate Claims About ValueVision’s Proprietary Brands

THE FACTS: ValueVision has developed a growing selection of proprietary brands, including Home brands Cozelle Linens, North Shore Linens, Cook’s Tradition Cookware, Cook’s Companion and Grand Suites; Fashion brands Kate and Mallory, OSO Casuals, Geneology, Addressing Woman, Glitterscape and Affinity for Knits; and Jewelry brands Gem Treasures, NYC II, Adair, Gems En Vogue II, Brilliante, Portofino, Diamond Treasures, Toscana, Dine Spirit, Gem Insider and Passage to Israel.

Clinton’s claim that ValueVision has just two proprietary brands is false. We believe this inability to get the facts straight calls into question the accuracy of other claims Clinton makes about proprietary brands at QVC and HSN. ValueVision’s successful proprietary brand strategy is a value driver with revenue from proprietary brands growing 67% in the last two fiscal years, increasing from 17% of our product mix in fiscal 2011 to 25% in fiscal 2013.

•	Clinton Dismisses the Company’s Value-Enhancing EBITDA Improvements Since 2012 as Solely Attributable to “Essentially Inevitable” Reduced Cable and Satellite Fees

THE FACTS: ValueVision’s EBITDA improvement has been driven by a number of factors, including broader product mix, improved channel positioning, more compelling programming as well as the closely negotiated and important management achievement of reducing cable and satellite fees. ValueVision’s customer base has grown by 132% since 2008 and customers now purchase 35% more frequently. Since the second quarter of 2012, ValueVision’s revenue has grown nearly three times faster than the competition.

SUPPORT VALUEVISION’S VALUE-ENHANCING STRATEGY

BY VOTING THE WHITE PROXY CARD TODAY

Your Board would like to remind you that your vote is extremely important – no matter how many shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the WHITE proxy card TODAY and discard all gold proxy cards that you may receive from Clinton.

We thank you for your continued confidence and support of ValueVision.

Sincerely,

Randy Ronning

Chairman of the Board

Advisors

Jefferies LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP and Barnes & Thornburg LLP are acting as legal advisors to ValueVision.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any Gold proxy card sent to you by Clinton. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed

WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in

Street-name, your custodian may also enable voting by telephone or by Internet – please follow the simple instructions provided on your WHITE proxy card.

About ValueVision Media

ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watch. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Contacts

Media:

Dawn Zaremba

ShopHQ

dzaremba@shophq.com

(952) 943-6043 O

Tim Lynch / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

David Collins / Eric Lentini

Catalyst Global LLC

vvtv@catalyst-ir.com

(212) 924-9800 O

(917) 734-0339 M

Arthur Crozier / Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

(212) 750-5833